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            Board of Directors,
            Management Technologies, Inc.,
            The Hop Exchange,
            West Wing,
            24a Southwark Street,
            LONDON
            SE1 1TY
                                                     29th November, 1995



            Gentlemen,:

            This is to confirm my resignation as a Director and as the Chairman of the Board of Management Technologies, Inc. (the ``Company''), effective November 28, 1995. I am grateful for my association with the Company and am glad to have helped contribute to its success. Unfortunately, other demands on my time made it impossible for me to continue to dedicate myself to fulfilling my duties of Director and Chairman. I do not have any disagreement with the policies or operation of the Company, and wish the Company every success for the future.

            Very best regards,




           /s/ Peter Svennilson